SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  Federated Covered Call Treasury Fund

Address of Principal Business Office:

     5800 Corporate Drive
     Pittsburgh, PA 15237-7000

Telephone Number:  (800) 341-7400

Name and address of agent for service of process:

     Corporation Service Company
     2711 Centerville Road
     Suite 400
     Wilmington, DE 19808

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Pittsburgh and the Commonwealth of Pennsylvania on the 2nd of December, 2005.



                                                FEDERATED COVERED CALL
                                                TREASURY FUND

                                          By:   /s/ J. Christopher Donahue
                                                --------------------------
                                                J. Christopher Donahue
                                                Trustee


Attest:           /s/ Peter J. Germain
                  --------------------------------
                  Peter J. Germain